For Immediate Release:  Financial and Business Editor . . . July 31, 2006

The Bank Holdings Reports 143% Increase In Quarterly Earnings

(Reno, NV) . . . The Bank Holdings (NASDAQ: TBHS), parent holding company of Nevada Security Bank, today announced increased earnings and continued growth for the quarter ended June 30, 2006. Net income of $669,000 was reported for the second quarter, as compared to $275,000 for the same period of 2005 and a loss of $24,000 for the first quarter of 2006. The increase in reported earnings, as compared to the second quarter of 2005, is primarily attributed to an over 50% increase in net interest income before the provision for loan losses, combined with a doubling of non-interest income, and reduced by a 70% change in non-interest expense. Year-to- date net income is reported at $645,000, as compared to $452,000 for the six-month period ending June 30, 2005, an increase of about 43%.

Total assets were approximately $419 million at June 30, 2006, as compared to $385 million at December 31, 2005 and $285 million at June 30, 2005. This represents an increase of $34 million or 10% over year end 2005, and $134 million, or approximately 47% over a year earlier. Since December 31, 2005, deposits have increased $4 million or 1%, while they have risen $114 million or 50% since June 30, 2005. Since year end, gross loans have increased by approximately $36 million, or about 15%, and since June 30, 2005 loans have grown by $79 million or 39%.

Hal Giomi, Chief Executive Officer stated, “We are pleased with our results and we are well positioned for continued growth in assets and earnings, especially with the recently proposed purchase of Northern Nevada Bank. Northern Nevada Bank is very similar to ours, their branches fit right into our Northern Nevada footprint, and we welcome the additional staff and customers this opportunity brings to us. Internally, we still have good quality loan growth, extremely low loan delinquencies, and no loan charge-offs. Our qualified intermediary exchange businesses have started contributing to our non-interest income and we are on track to enhanced profitability over the rest of the year. Irrespective of our loan quality, we continue to maintain a high level of loan loss reserves and our net interest margin is improving, although not as quickly as we would like.”

ACTIVITIES

During the second quarter, the Company integrated the qualified exchange intermediary companies into procedural and financial reporting and announced the anticipated purchase of NNB Holdings and the merger of Northern Nevada Bank of Reno, Nevada into Nevada Security Bank. In addition, 323,738 warrants issued in March 2004 as part of the Company’s secondary offering were exercised contributing approximately $3.4 million to the Company’s capital base.

FINANCIAL PERFORMANCE

Quarterly Analysis
On a quarterly basis, the unaudited consolidated earnings for the three months ended June 30, 2006 were $669,000 as compared to the unaudited consolidated earnings for the quarter ended June 30, 2005 of $275,000. In the second quarter of 2006, net interest income before the provision for loan losses was $3.6 million, which represents an approximate 56% increase from the $2.3 million reported for the same period in 2005. This demonstrates the continued expansion of the loan portfolio in the year-over-year period, while the ratio of average gross loans to average total assets for the quarters ended June 30, 2006 and 2005 was relatively unchanged at about 68% for both periods.

Non-interest income for the quarter ended June 30, 2006 was $251,000, as compared to $97,000 for the same period in 2005. At June 30, 2006, second quarter non-interest expense was approximately $3.3 million, as compared to $2.0 million for the same period in 2005. At June 30, 2006 the Bank operated five branches with 67 FTE while on the same date in 2005, the Bank had four branches with 53 FTE. In addition, at June 30, 2006 Rocky Mountain Exchange and Granite Exchange operated in two office locations with ten FTE. These companies were purchased at the end of the first quarter 2006.

The reserve for loan losses was found to be over-funded at June 30, 2006 based on the Company’s quarterly loan loss reserve adequacy test, and as a result, the provision for probable loan losses was reversed to the extent of $124,000 for the three months ended June 30, 2006. However, the provision for undisbursed loan commitments was $88,000 for the second quarter of 2006, reflecting the increase in loan commitments outstanding at that date over previous periods. For the quarter ended June 30, 2005 the loan loss provision was $186,000 while the provision for undisbursed loan commitments amounted to a reversal of $21,000 due to the shrinkage of loan commitments during that period.

Basic earnings per share for the quarter ended June 30, 2006 were $0.21, as compared to $0.09 for the same period of the prior year. Diluted earnings per share were $0.20 for the second quarter of 2006, as compared to $0.09 for the second quarter of 2005. The Company’s return on average equity for the second quarter of 2006 was 2.14% and return on average assets was 0.16%, as compared to 1.00% and 0.10% for the second quarter of 2005.

Year-To-Date Analysis
The unaudited consolidated earnings reported for the six months ended June 30, 2006 were $645,000, as compared to unaudited consolidated earnings of $452,000 for the same period in 2005. In the first half of 2006, net interest income before the provision for loan losses was approximately $6.8 million, which represents an increase of about 51% from the nearly $4.5 million reported for the same period in 2005.

Non-interest income was $472,000 for the six months ended June 30, 2006, as compared to $243,000 for the same period in 2005. At June 30, 2006 non-interest expense was $6.2 million, as compared to approximately $3.9 million for the same period in 2005.

The provision for probable loan losses was $349 thousand for the six months ended June 30, 2006, as compared to $400 thousand for the same period of 2005.

Basic earnings per share for the year-to-date period ended June 30, 2006, were $0.20, as compared to the basic earnings per share of $0.15 for the same period of the prior year and as compared to the basic earnings per share of $0.47 for the year ended December 31, 2005. Return on average equity was 2.22% and return on average assets was 0.16% for the first half of 2006, as compared to 3.32% and 0.35%, respectively, for the same period of 2005, and 5.03% and 0.48% for the full year ended December 31, 2005.

CREDIT QUALITY
At June 30, 2006 the Bank had no past due loans, while at June 30, 2005, the bank had two loans that were 30 days past due. In addition, there were no non-performing assets for the periods being reported or compared. Approximately 7% of the Bank’s loan portfolio is government guaranteed, which has a very low likelihood of loss.

EARNINGS GUIDANCE
Jack Buchold, Chief Financial Officer stated, “We expect to book solid deposit and loan growth during 2006 and increase core earnings by $1 million when comparing 2006 to 2005.”

The forgoing may be deemed to be offering materials of The Bank Holdings and NNB Holdings, Inc. in connection with The Bank Holdings’ proposed acquisition of NNB Holdings, Inc., on the terms and subject to the conditions in the definitive agreement between The Bank Holdings and NNB Holdings, Inc. Shareholders of NNB Holdings, Inc. and other investors are urged to read the proxy statement/prospectus that will be included in the registration statement on Form S-4, which The Bank Holdings will file with the SEC in connection with the proposed merger, because it will contain important information about The Bank Holdings, NNB Holdings, Inc., the merger and related matters.  After it is filed with the SEC, the proxy statement/prospectus will be available for free, both on the SEC web site (http://www.sec.gov) and from The Bank Holdings and NNB Holdings, Inc.

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank. The Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million. The Bank currently has contributed capital of approximately $30 million and operates four branches in northern Nevada and one in Roseville, California, which is separately branded as Silverado Bank. An FDIC approved branch office in the vicinity of Rancho Cordova, California is scheduled to open during the third quarter of 2006. The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area. For additional information, please visit www.nevadasecuritybank.com. The President of The Bank Holdings is Joseph Bourdeau, and Hal Giomi is the Chairman and Chief Executive Officer.

The Company also operates two subsidiary qualified exchange intermediary companies, Rocky Mountain Exchange (formerly Big Sky Property Exchange), of Bozeman, Montana, and Granite Exchange, of Roseville, California. These companies were acquired during March, 2006 and perform tax- deferred property exchanges under Internal Revenue Code Section 1031.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward looking statements involve risks and uncertainties concerning the health of the national, Nevada and California economies, the Company’s abilities to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and therefore gain efficiencies, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances.

FOR ADDITIONAL INFORMATION,
Please review the Company’s Form 10-KSB as filed with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or

Jack Buchold, Chief Financial Officer

The Bank Holdings, or www.thebankholdings.com

Nevada Security Bank or www.nevadasecuritybank.com

Mailing Address: P. O. Box 19579 (89511)

Physical Address: 9990 Double R. Blvd. (89521)

Reno, Nevada	Phone: 775-853-8600

FAX:    775-853-2056

Summary Selected Consolidated Financial Data
	Quarter Ended		Year Ended December
	June 30, 2006	Quarter Ended June 30, 2005	31, 2005
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$6,916	$3,864	$17,166
Interest expense	3,274	1,533	7,344
Net interest income	3,642	2,331	9,822
Provision for loan losses	(124)	186	1,069
Non — interest income	251	97	772
Non — interest expenses	3,348	1,967	8,823
Losses attributable to minority shareholders	(35)	—	—
Provision for income taxes (1)	33	—	(710)

Net income	$669	$275	$1,412

Period End Data
Assets	418,548	284,544	384,632
Loans, gross	280,390	201,850	245,185
Securities	89,827	62,623	83,821
Deposits	342,235	227,767	338,198
Other borrowed funds	37,994	28,000	15,464
Shareholders’ equity	33,146	27,907	28,499
Non-performing assets (2)	—	-	-
Average Balance Sheet
Assets	403,382	273,991	293,580
Loans, gross	274,080	187,683	201,267
Deposits	333,724	224,987	245,322
Shareholders’ equity	31,190	27,564	28,061
Asset Quality
Non-performing assets (2)	—	-	-
Allowance for loan losses	3,004	1,986	2,655
Net charge-offs	—	-	-
Non-performing assets to total assets	—	-	-
Allowance for loan losses to loans	1.07%	0.98%	1.08%
Net Charge-offs to average loans	—	—	—
Per Common Share
Basic income per share	0.21	0.09	0.47
Diluted income per share	0.20	0.09	0.43
Book value per share	9.61	9.39	9.19
Period end common shares outstanding	3,448,004	2,973,330	3,124,266
Weighted average shares outstanding -basic	3,202,603	2,972,484	2,974,104
Financial Ratios
Return on average assets	0.16%	0.10%	0.48%
Return on average equity	2.14%	1.00%	5.03%
Net interest margin (3)	3.92%	3.64%	3.49%
Tier 1 leverage capital ratio	8.38%	10.14%	10.06%

(1) The Company removed the valuation allowance against the deferred tax asset during 2005, and the Company incurs allocated California franchise taxes on its California operations.
(2) Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned. For all periods presented, there are none.
(3) Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets

Summary Selected Consolidated
Financial Data
	Quarter Ended	Quarter Ended March	Year Ended
	March 31, 2006	31, 2005	December 31, 2005
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$6,184	$3,366	$17,166
Interest expense	3,067	1,216	7,344
Net interest income	3,117	2,150	9,822
Provision for loan losses	473	214	1,069
Non — interest income	221	146	772
Non — interest expenses	2,882	1,905	8,823
Provision for income taxes (1)	7	—	(710)

Net income	$(24)	$177	$1,412

Period End Data
Assets	400,986	256,115	384,632
Loans, gross	273,735	173,590	245,185
Securities	91,369	65,404	83,821
Deposits	317,203	220,001	338,198
Other borrowed funds	50,681	8,000	15,464
Shareholders’ equity	29,263	27,342	28,499
Non-performing assets (2)	—	—	—
Average Balance Sheet
Assets	378,187	252,283	293,580
Loans, gross	258,086	165,040	201,267
Deposits	318,914	207,301	245,322
Shareholders’ equity	28,819	27,426	28,061
Asset Quality
Non-performing assets (2)	—	—	—
Allowance for loan losses	3,128	1,800	2,655
Net charge-offs	—	—	—
Non-performing assets to total assets	—	—	—
Allowance for loan losses to loans	1.14%	1.04%	1.08%
Net Charge-offs to average loans	—	—	—
Per Common Share
Basic income per share	(0.01)	0.06	0.47
Diluted income per share	(0.01)	0.05	0.43
Book value per share	9.34	9.20	9.19
Period end common shares outstanding	3,133,551	2,972,330	3,124,266
Weighted average shares outstanding -basic	3,124,925	2,972,330	2,974,104
Weighted average shares outstanding -diluted	3,379,700	3,254,598	3,279,863
Financial Ratios
Return on average assets	(0.03)%	0.07%	0.48%
Return on average equity	(0.34)%	0.65%	5.03%
Net interest margin (3)	3.51%	3.62%	3.49%
Tier 1 leverage capital ratio	8.05%	9.93%	10.06%

(1) The Company removed the valuation allowance against the deferred tax asset at December 31, 2005, and the Company incurred allocated
California franchise taxes on its Silverado Bank operation.
(2) Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned. For all periods presented, there are none.
(3) Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets